Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Stores Corporation Reports Significantly Higher

Third Quarter Sales and Earnings

– Third Quarter 2010 Earnings More than Double Year-Ago Period –

– Comparable Sales Increase 12% with the Ann Taylor Brand Up 22% and the LOFT Brand Up 5% –

New York, NY, November 19, 2010 – Ann Taylor Stores Corporation (NYSE: ANN) today reported results for the fiscal third quarter ended October 30, 2010, and commented on its outlook for the fourth quarter and fiscal year 2010.

For the third quarter of 2010, the Company reported earnings per diluted share of $0.42, excluding after-tax restructuring charges totaling $0.01 per diluted share, compared with earnings per diluted share of $0.20 in the third quarter of 2009, excluding after-tax restructuring and asset impairment charges totaling $0.17 per diluted share. On a GAAP basis, including the aforementioned charges, earnings per diluted share were $0.41 in the third quarter of 2010, compared with $0.03 per diluted share in the third quarter of 2009.

Kay Krill, President and Chief Executive Officer, said, “We are extremely pleased with the Company’s excellent performance for the third quarter of 2010, with earnings for the quarter more than doubling from the year-ago period. The significantly higher sales and near-record gross margin rate reflect another standout quarter at the Ann Taylor brand and improved results at the LOFT brand for the third quarter.

“The Ann Taylor brand delivered meaningful gains across all of its channels, resulting in a 22% comparable sales increase for the brand. We continue to see an enthusiastic client response to the compelling fashion, quality and value Ann Taylor offers and are capturing a greater share of her overall spend. The LOFT brand also showed progress during the quarter, with outstanding performance in the online and outlet channels and steady improvement in the stores channel, which, as expected, delivered stronger sales in September and October as we received new product.

“While we anticipate a promotional environment in the upcoming months, we feel good about our overall business as we enter the fourth quarter and believe we are well-positioned in terms of our product, inventories, marketing initiatives and our planned promotional strategies for the Holiday season,” Ms. Krill said.

Fiscal 2010 Third Quarter Results

Total net sales for the third quarter of fiscal 2010 were $505.3 million, compared with net sales of $462.4 million in the third quarter of fiscal 2009. By brand, net sales across all channels of the Ann Taylor brand totaled $223.2 million in the third quarter of 2010, compared with net sales of $195.0 million in the third quarter of 2009. At the LOFT brand, net sales across all channels were $282.1 million in the third quarter of 2010, compared with net sales of $267.4 million in the third quarter of 2009.

Total Company comparable sales for the quarter increased 11.7%, versus a decline of 13.0% in the prior year. At Ann Taylor, total brand comparable sales increased 21.9%, reflecting increases of 23.4% at Ann Taylor stores, 57.0% in the Ann Taylor e-commerce channel and 11.3% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 4.5%, reflecting a decrease of 0.6% at LOFT stores, which was more than offset by an increase of 64.6% in the LOFT e-commerce channel and a 22.0% increase in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 57.2%, compared to the 57.3% gross margin rate achieved in the third quarter of 2009. This strong third quarter gross margin rate performance was primarily driven by improved product offerings and higher full-price selling at the Ann Taylor brand, effective marketing initiatives and the success of the Company’s strategy to appropriately position inventory levels at both brands.

Selling, general and administrative expenses for the third quarter of 2010 were essentially flat at $247.4 million, versus $246.2 million in the third quarter of 2009, on a $43 million increase in sales.

During the quarter, the Company recorded pre-tax restructuring charges of $0.6 million associated with its previously announced strategic restructuring program, compared with $0.6 million in the third quarter of 2009. On an after-tax basis, third quarter 2010 restructuring charges totaled $0.3 million, or approximately $0.01 per diluted share, compared with $0.4 million, or $0.01 per diluted share, in the third quarter of 2009.

The Company did not have any non-cash asset impairment charges related to stores not included in the Company’s restructuring program, compared to pre-tax non-cash asset impairment charges totaling $15.3 million in the third quarter of 2009. On an after-tax basis, third quarter 2009 asset impairment charges totaled $10.2 million, or $0.16 per diluted share.

Excluding restructuring and asset impairment charges, the Company reported operating income of $41.4 million for the quarter, compared with operating income of $18.7 million in the third quarter of 2009. On the same basis, the Company reported net income in the quarter of $24.5 million, or $0.42 per diluted share, compared with net income of $12.0 million, or $0.20 per diluted share, in the third quarter of 2009.

On a GAAP basis, the Company reported operating income of $40.8 million in the third quarter of 2010, compared with an operating income of $2.7 million in the third quarter of 2009. On the same basis, the Company reported net income of $24.2 million, or $0.41 per diluted share, in the third quarter of 2010, compared with a net income of $2.1 million, or $0.03 per diluted share, in the third quarter of 2009.

The Company closed the quarter with approximately $224 million in cash and cash equivalents. During the fiscal third quarter of 2010, the Company repurchased 1.2 million shares of its common stock at an approximate cost of $19.8 million.

Total inventory per square foot, excluding e-commerce, at the end of the third quarter increased eight percent versus year-ago, reflecting a 16% increase at Ann Taylor stores, a one percent increase at LOFT stores, and an 18% increase in the factory outlet channel to support new LOFT Outlet stores.

During the third quarter of 2010, the Ann Taylor brand closed two Ann Taylor stores. At the LOFT brand, the Company closed one LOFT store and converted four LOFT stores to LOFT Outlet stores. The Company opened five new LOFT stores and 11 new LOFT Outlet stores during the quarter. The total store count at the end of the third quarter was 907, comprised of 276 Ann Taylor stores, 92 Ann Taylor Factory stores, 506 LOFT stores, and 33 LOFT Outlet stores. The Company updated expectations related to the store closure component of its previously announced strategic restructuring program. Under the program, the Company now expects to close approximately 43 stores in fiscal 2010, bringing the total closures associated with the three-year program to approximately 145. Of these, approximately half are expected to be Ann Taylor stores and half are expected to be LOFT stores.

Fiscal 2010 Nine-Month Results

Net sales for the first nine months of fiscal 2010 were $1.5 billion, compared with net sales of $1.4 billion in the first nine months of fiscal 2009. By brand, net sales across all channels of the Ann Taylor brand were $628.8 million in the first nine months of 2010, compared with net sales of $565.1 million in the first nine months of 2009. At the LOFT brand, net sales across all channels were $836.1 million in the first nine months of 2010, compared with net sales of $794.3 million in the first nine months of 2009.

Total Company comparable sales for the first nine months of 2010 increased 10.5%, versus a decline of 22.2% in the prior year. At Ann Taylor, total brand comparable sales increased 17.9%, including increases of 19.4% at Ann Taylor stores, 46.0% in the Ann Taylor e-commerce channel and 9.3% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased by 5.4%, including an increase of 1.6% at LOFT stores, an increase of 60.3% in the LOFT e-commerce channel and a 19.3% increase in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 57.2%, reflecting a 220 basis point improvement over the 55.0% gross margin rate achieved in the first nine months of 2009. Selling, general and administrative expenses for the first nine months of 2010 were $726.6 million, versus $725.0 million in the first nine months of 2009.

During the first nine months of 2010, the Company recorded pre-tax restructuring charges totaling $1.7 million, compared with $32.7 million in the first nine months of 2009. On an after-tax basis, restructuring charges totaled $1.0 million, or $0.02 per diluted share, in the first nine months of 2010, compared with restructuring charges of $22.1 million, or $0.39 per diluted share, in the first nine months of 2009.

The Company did not have any non-cash asset impairment charges related to stores not included in the Company’s restructuring program during the first nine months of 2010, compared to pre-tax non-cash asset impairment charges totaling $15.3 million in the first nine months of 2009. On an after-tax basis, third quarter 2009 asset impairment charges totaled $10.3 million, or $0.18 per diluted share.

Excluding restructuring and asset impairment charges, the Company reported operating income of $111.1 million for the first nine months of 2010, compared with operating income of $22.9 million in the first nine months of 2009. On the same basis, the Company reported net income in the first nine months of 2010 of $66.4 million, or $1.12 per diluted share, compared with net income of $14.2 million, or $0.25 per diluted share, in the first nine months of 2009.

On a GAAP basis, the Company reported operating income of $109.4 million in the first nine months of 2010, compared with an operating loss of $25.2 million in the first nine months of 2009. On the same basis, the Company reported net income of $65.4 million, or $1.10 per diluted share, in the first nine months of 2010, compared with a net loss of $18.2 million, or $0.32 per diluted share, in the first nine months of 2009.

Outlook for Fiscal Fourth-Quarter and Full-Year 2010 Update

For the fiscal fourth quarter of 2010, the Company expects total net sales to approach $500 million, reflecting mid- to high-single digit comparable sales performance at the Company, including a double-digit comparable sales performance at the Ann Taylor brand, and a low-single-digit comparable sales increase at the LOFT brand. Gross margin rate performance is expected to approach the gross margin rate of 52.5% achieved in the fiscal fourth quarter of 2009. Selling, general and administrative expenses are estimated to be approximately $250 million, including approximately $5 million of incremental marketing investment versus the fourth quarter of last year.

In terms of the full year, the Company updated its outlook as follows:

•	The Company currently expects fiscal 2010 total net sales to approach $1.965 billion. In addition, the Company anticipates positive comparable sales at both brands;

•	Gross margin rate performance is expected to reflect a nearly 150 basis point improvement from the 54.4% rate achieved in fiscal 2009;

•

Selling, general and administrative expenses for fiscal 2010 are expected to be approximately $975 million, representing an $8 million dollar increase in SG&A from 2009 levels while achieving an anticipated increase of nearly $140 million in net sales and making an incremental marketing investment of approximately $20 million in fiscal 2010;

•	The full-year 2010 effective tax rate is approximately 40%;

•	Incremental restructuring savings for the year are expected to total approximately $20 million and one-time restructuring costs are estimated to be in the range of $7-$10 million.

•

Total weighted average square footage is expected to decline approximately 3% by year-end, reflecting the impact of 43 store closures in fiscal 2010 under the Company’s previously announced restructuring program. This is partially offset by the opening of approximately 30 stores, comprised of approximately 20 LOFT Outlet stores and 10 LOFT stores, to support the continued growth of the LOFT brand;

•	Capital expenditures are expected to be approximately $70 million;

•	A continued focus on maintaining a healthy balance sheet including a disciplined approach to inventory management throughout the fiscal year; and,

•	The Company will repurchase shares under its existing $400 million share repurchase authorization.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to accurately predict client fashion preferences and trends and provide merchandise that satisfies client demands in a timely manner;

•	the Company’s ability to optimize its store portfolio and effectively manage the profitability of its existing stores;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•

the Company’s reliance on independent foreign sources of production, including financial or political instability, supplier inability to obtain adequate access to liquidity to finance their operations, the decision by suppliers to curtail or cease operations, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and increases in the costs of raw materials and freight;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels and merchandise mix;

•	the performance and operations of the Company’s websites;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	general economic conditions and the recent financial crisis, including the resultant downturn in the retail industry, and their effects on the Company’s liquidity and capital resources;

•	continuation of lowered levels of consumer spending and consumer confidence, changes in levels of store traffic and higher levels of unemployment resulting from the worldwide economic downturn;

•

continued volatility or deterioration of the financial markets, including further tightening of the credit environment, fluctuations in interest rates and exchange rates or restrictions on the transfer of funds;

•	failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the Company’s dependence on its Louisville distribution facility and third-party transportation companies;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints;

•	acts of war or terrorism in the United States or worldwide;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to achieve the results of its restructuring program, including changes in management’s assumptions and projections concerning costs and timing;

•	the Company’s ability to realize deferred tax assets; and

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 907 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of October 30, 2010, as well as online at AnnTaylor.com and LOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Pirro Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300 ext. 3598	212-541-3300 ext. 2199

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended October 30, 2010 and October 31, 2009

(unaudited)

Table 1.

	Quarters Ended		Nine Months Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009

	(in thousands, except per share amounts)

Net sales	$505,281	$462,410	$1,464,934	$1,359,386
Cost of sales	216,505	197,555	627,193	611,500

Gross margin	288,776	264,855	837,741	747,886
Selling, general and administrative expenses	247,381	246,200	726,601	725,019
Restructuring charges	550	630	1,693	32,722
Asset impairment charges	—	15,318	—	15,318

Operating income/(loss)	40,845	2,707	109,447	(25,173)
Interest income	245	186	582	750
Interest expense	369	788	1,254	2,598

Income/(loss) before income taxes	40,721	2,105	108,775	(27,021)
Income tax provision/(benefit)	16,525	36	43,351	(8,772)

Net income/(loss)	$24,196	$2,069	$65,424	$(18,249)

Earnings per share:
Basic earnings/(loss) per share	$0.41	$0.04	$1.11	$(0.32)

Weighted average shares outstanding	57,467	56,855	57,630	56,727

Diluted earnings/(loss) per share	$0.41	$0.03	$1.10	$(0.32)

Weighted average shares outstanding assuming dilution	58,270	58,037	58,492	56,727

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

October 30, 2010, January 30, 2010 and October 31, 2009

(unaudited)

Table 2.

	October 30, 2010	January 30, 2010	October 31, 2009
Assets	(in thousands)
Current assets
Cash and cash equivalents	$223,614	$204,491	$134,104
Short-term investments	—	5,655	5,698
Accounts receivable	28,578	19,267	26,283
Merchandise inventories	231,953	169,141	211,194
Refundable income taxes	31,363	24,929	7,717
Deferred income taxes	27,244	35,799	28,475
Prepaid expenses and other current assets	50,096	45,613	62,196

Total current assets	592,848	504,895	475,667
Property and equipment, net	333,772	365,934	388,370
Deferred financing costs, net	746	973	1,048
Deferred income taxes	26,446	23,683	42,082
Other assets	10,725	6,656	7,064

Total assets	$964,537	$902,141	$914,231

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$90,964	$76,969	$92,228
Accrued salaries and bonus	21,454	32,168	27,426
Accrued tenancy	46,785	44,878	44,332
Gift certificates and merchandise credits redeemable	36,177	47,555	35,424
Accrued expenses and other current liabilities	74,204	73,804	82,279

Total current liabilities	269,584	275,374	281,689
Deferred lease costs	164,861	183,917	194,864
Deferred income taxes	1,000	1,584	1,673
Long-term performance compensation	24,205	9,428	7,301
Other liabilities	22,577	14,652	17,970

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,554,516, 82,476,328 and 82,476,328 shares issued, respectively	561	561	561
Additional paid-in capital	793,408	777,786	773,450
Retained earnings	479,718	414,294	414,253
Accumulated other comprehensive loss	(3,741)	(4,158)	(6,648)
Treasury stock, 24,584,175, 23,701,800 and 23,695,785 shares respectively, at cost	(787,636)	(771,297)	(770,882)

Total stockholders’ equity	482,310	417,186	410,734

Total liabilities and stockholders’ equity	$964,537	$902,141	$914,231

ANNTAYLOR STORES CORPORATION

Brand Sales and Store Data

For the Quarters and Nine Months Ended October 30, 2010 and October 31, 2009

(unaudited)

Table 3.

	Quarters Ended
Sales and Comparable Sales	October 30, 2010		October 31, 2009
	Sales	Comp (1)	Sales	Comp (1)
	($ in thousands)
Ann Taylor
Ann Taylor Stores	$128,505	23.4%	$114,595	(25.8)%
Ann Taylor e-commerce	24,122	57.0%	15,673	(5.6)%

Subtotal	152,627	27.7%	130,268	(23.9)%
Ann Taylor Factory	70,576	11.3%	64,768	(3.4)%

Total Ann Taylor Brand	$223,203	21.9%	$195,036	(18.4)%

LOFT
LOFT Stores	$233,356	(0.6)%	$237,654	(9.7)%
LOFT e-commerce	26,670	64.6%	16,591	0.8%

Subtotal	260,026	3.6%	254,245	(9.1)%
LOFT Outlet	22,052	22.0%	13,129	15.6%

Total LOFT Brand	$282,078	4.5%	$267,374	(8.5)%

Total Company	$505,281	11.7%	$462,410	(13.0)%

	Nine Months Ended
Sales and Comparable Sales	October 30, 2010		October 31, 2009
	Sales	Comp (1)	Sales	Comp (1)
	($ in thousands)
Ann Taylor
Ann Taylor Stores	$362,011	19.4%	$332,756	(36.1)%
Ann Taylor e-commerce	62,426	46.0%	43,768	(18.8)%

Subtotal	424,437	22.6%	376,524	(34.6)%
Ann Taylor Factory	204,366	9.3%	188,597	(13.6)%

Total Ann Taylor Brand	$628,803	17.9%	$565,121	(29.2)%

LOFT
LOFT Stores	$719,360	1.6%	$713,919	(16.7)%
LOFT e-commerce	66,586	60.3%	42,475	(10.5)%

Subtotal	785,946	4.8%	756,394	(16.4)%
LOFT Outlet	50,185	19.3%	37,871	15.6%

Total LOFT Brand	$836,131	5.4%	$794,265	(16.1)%

Total Company	$1,464,934	10.5%	$1,359,386	(22.2)%

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of more than 15% is treated as a new store for the first year following its reopening.

Table 3. (Continued)

	Quarters Ended
Stores and Square Feet	October 30, 2010		October 31, 2009
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor
Ann Taylor Stores	276	1,501	313	1,692
Ann Taylor Factory	92	668	92	668

Total Ann Taylor Brand	368	2,169	405	2,360

LOFT
LOFT Stores	506	2,954	509	2,998
LOFT Outlet	33	217	18	123

Total LOFT Brand	539	3,171	527	3,121

Total Company	907	5,340	932	5,481

Number of:
Stores open at beginning of period	894	5,265	933	5,486
New stores	16	93	1	6
Expanded/downsized stores (2)	—	(6)	—	—
Closed stores	(3)	(12)	(2)	(11)

Stores open at end of period	907	5,340	932	5,481

Converted stores (3)	4	—	1	—

	Nine Months Ended
Stores and Square Feet	October 30, 2010		October 31, 2009
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number of:
Stores open at beginning of period	907	5,348	935	5,492
New stores	16	93	14	83
Expanded/downsized stores (4)	—	(11)	—	—
Closed stores	(16)	(90)	(17)	(94)

Stores open at end of period	907	5,340	932	5,481

Converted stores (5)	10	—	1	—

(2)	During the quarter ended October 30, 2010, the Company downsized two Ann Taylor stores.
(3)	During the quarter ended October 30, 2010, the Company converted four LOFT stores to LOFT Outlet stores. During the quarter ended October 31, 2009, the Company converted one Ann Taylor store to a LOFT store.
(4)	During the nine months ended October 30, 2010, the Company downsized five Ann Taylor stores and one LOFT store. During the nine months ended October 31, 2009, the Company downsized one Ann Taylor store.
(5)	During the nine months ended October 30, 2010, the Company converted six Ann Taylor stores to LOFT stores and four LOFT stores to LOFT Outlet stores. During the nine months ended October 31, 2009, the Company converted one Ann Taylor store to a LOFT store.